Exhibit 10.17
SEPARATION AND RELEASE AGREEMENT
     This SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is entered into as of the 28th day of January, 2008, by and between H&R Block Management, LLC, a Delaware limited liability company (“HRB”) and Marc West (“Executive”).
     WHEREAS, Executive and HRB are parties to an Employment Agreement dated September 15, 2004 (the “Employment Agreement”),
     WHEREAS, Executive and HRB agree to terminate Executive’s employment with HRB,
     WHEREAS, Executive and HRB intend the terms and conditions of this Agreement to govern all issues related to Executive’s employment and separation from HRB,
     NOW, THEREFORE, in consideration of the covenants and mutual promises contained in this Agreement, Executive and HRB agree as follows:
     1. Termination of Employment. The parties agree that Executive’s employment with HRB will terminate on May 1, 2008 (“Termination Date”). Until the Termination Date, the Executive will remain on active payroll and be paid his current salary in accordance with HRB’s regular payroll practices. Until the Termination Date, Executive agrees that he will make himself available for consultation on an as-needed basis as determined by HRB’s Interim Chief Executive Officer with respect to matters within the scope of his employment, and will respond to questions and provide guidance as requested by HRB from time to time with respect to such matters. On or after the Termination Date, Executive acknowledges and agrees that he will not represent himself as being an employee, officer, director, trustee, member, partner, agent, or representative of HRB for any purpose, and will not make any public statements on behalf of HRB.
     2. Resignation. Executive agrees that as of the Termination Date, he resigns from all offices, directorships, trusteeships, committee memberships, and fiduciary capacities held with, or on behalf of, HRB or its subsidiaries or affiliates (collectively as “Affiliates”), or any benefit plans of HRB or its Affiliates. Executive will execute the resignations attached as Exhibit A on minute book paper contemporaneously with his execution of this Agreement.
     3. Severance Benefits. The parties agree to treat the Executive’s termination of employment as a termination without “cause” and a “Qualifying Termination” (as defined in Section 1.07 of the Employment Agreement) for purposes of Executive’s eligibility for severance compensation and benefits as set forth in this Section. Subject to the terms and conditions of this Agreement, including Executive’s executing this Agreement and the Supplemental General Release, the Executive acknowledges and agrees that he will not be eligible for any compensation or benefits after the Termination Date except for the following:
     a. Severance Pay. Subject to the terms of the H&R Block Severance Plan (“Severance Plan”), HRB will pay to Executive $640,000.00 (which amount represents an aggregate of Executive’s (A) annual base salary of $400,000.00 and (B) target short-term incentive compensation for HRB’s fiscal year 2008 of $240,000.00, each determined as of the date of this Agreement) over a 12-month period effective as of the

Termination Date in semi-monthly equal installments (less required tax withholdings and elected benefit withholdings).
     b. Short Term Incentive Bonus Payment. HRB will pay Executive a Short Term Incentive bonus for Fiscal Year 2008 at 100% of his target in accordance with the Company’s regular short term incentive process, and the terms and conditions of the short term incentive plan in which Executive currently participates. The Company will pay Executive the Short Term Incentive bonus due him at the time the Company pays other such bonuses.
     c. Employee Benefits. Executive will remain eligible to participate in the various health and welfare benefit plans maintained by HRB in accordance with the terms of the Severance Plan. After his severance benefits cease, Executive may be eligible to continue coverage of group health plan benefits under COBRA. Conversion privileges may also be available for other benefit plans.
     d. Stock Options. Those portions of any outstanding incentive stock options (“ISO Stock Options”) and nonqualified stock options (“NQ Stock Options”) to purchase shares of HRB’s common stock granted to Executive by HRB that are scheduled to vest between the Termination Date and 18 months thereafter (based solely on the time-specific vesting schedule included in the applicable stock option agreement) shall vest and become exercisable as of the Termination Date. A list of the stock options vested as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit B. Any stock options unaffected by the operation of this Section shall be forfeited to HRB on the Termination Date. No later than the Termination Date, Executive will complete an election form on which he will elect the time period during which he may exercise his ISO and NQ Stock Options. Executive acknowledges and agrees that he is solely responsible for the income tax treatment of his ISO and NQ Stock Options election, and that HRB has not provided him any personal tax advice about this election. HRB encourages Executive to seek independent tax advice regarding this election.
     e. Restricted Shares. All restrictions on any shares of HRB’s common stock awarded to Executive by HRB (“Restricted Shares”) that would have lapsed absent a termination of employment in accordance with their terms by reason of time between the Termination Date and 18 months thereafter shall terminate (and shall be fully vested) as of the Termination Date. Any shares unaffected by the operation of this Section shall be forfeited to HRB on the Termination Date. A list of the Restricted Shares outstanding as of the date of this Agreement and to become vested pursuant to this Section is attached as Exhibit C.
     f. Performance Shares. The number of performance shares Executive will receive at the end of the performance period (June 30, 2009) of those awarded him under the June 30, 2006 grant will be determined based upon (1) Executive’s pro-rata length of service during the performance period, and (2) the achievement of the performance goals at the end of the performance period. HRB will pay any performance shares due Executive to him at the time payments are generally made to other individuals who received an award of performance shares on June 30, 2006. On the Termination Date, Executive shall forfeit to HRB any Performance Shares HRB awarded him pursuant to a cycle which is less than one year old. A list of the Performance Shares eligible to become payable pursuant to this subsection is attached as Exhibit D.
     g. Outplacement Services. HRB will pay directly to Right Management Services for twelve (12) months of outplacement services to be provided to Executive.
     h. Deferred Compensation. Executive will receive his vested account balance and payment in accordance with Executive’s payment elections under the H&R Block Deferred Compensation Plan for Executives, as amended.
     h. Forfeiture. Executive agrees that the compensation and benefits described in this Section will cease and no further compensation and benefits will be provided to him if he violates any of the post-employment obligations under Section 5 of this Agreement, or Articles Two and Three of the Employment Agreement.
     4. Vacation. HRB will pay Executive for his accrued, unused paid time off which includes vacation, floating holidays, and personal days (but excludes sick leave as set forth in the Company’s policies) within 21 days of the Termination Date. Executive will not receive any other payment for vacation or holidays.
     5. Executive’s Representations. Executive represents and acknowledges to HRB that (a) HRB has advised him to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has disclosed to HRB any information in his possession concerning any conduct involving HRB or its Affiliates that he has any reason to believe involves any false claims to any governmental agency, or is or may be unlawful, or violates HRB policy in any respect; (d) the consideration provided him under this Agreement is sufficient to support the releases provided by him under this Agreement; and (e) he has not filed any charges, claims or lawsuits against HRB involving any aspect of his employment which have not been terminated as of the date of this Agreement. Executive understands that HRB regards the representations made by him as material and that HRB is relying on these representations in entering into this Agreement.
     6. Effective Date of this Agreement. Executive shall have seven (7) days from the date he signs this Agreement to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to Alan Bennett, Interim Chief Executive Officer, which action shall revoke this Agreement. If Executive revokes this Agreement, all of its provisions shall be void and unenforceable. If Executive does not revoke his consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).
     7. Surviving Employment Agreement Obligations. Executive and HRB agree that the termination of Executive’s employment will not affect the following provisions of the Employment Agreement which, by their express terms, impose continuing obligations on one or more of the parties following termination of the Employment Agreement: (a) Article Two, “Confidentiality” — Sections 2.01, 2.02; (b) Article Three, “Non-Hiring; Non-Solicitation; No Conflicts; Non-Competition” — Sections 3.01, 3.02, 3.03, 3.05, 3.06; and (c) Article Four, “Miscellaneous” — Section 4.03. Under Section 3.05 of the Employment Agreement, the parties agree to revise “Line of Business” for purposes of Executive’s non-compete restriction to include any business that is competitive with the primary business activities of HRB’s Tax Services segment as of the date hereof (which are tax preparation, accounting, and small business services). Executive acknowledges and agrees that he will fully comply with these obligations. HRB may agree to waive any of Executive’s surviving post-employment obligations under the Employment Agreement. Any such waiver must be in writing and signed by Executive and the Chief Executive Officer of HRB. Unless otherwise agreed by the parties in writing, any payments made to Executive under this Agreement will immediately cease upon any such waiver.
     8. Business Expenses and Commitments. As of the Termination Date, Executive agrees that he will have submitted required documentation for all outstanding expenses on his HRB corporate credit card. Executive further agrees that he will not initiate, make, renew, confirm or ratify any contracts or commitments for or on behalf of HRB or any Affiliate, nor will he incur any expenses on behalf of HRB or any Affiliate without HRB’s prior written consent.
     9. Release. Executive and his heirs, assigns, and agents forever release, waive, and discharge HRB and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, (1) any claim of retaliation or discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter Statute, and the Civil Rights Ordinance of Kansas City, Missouri; (3) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (4) any tort claims such as wrongful discharge, detrimental reliance, defamation, emotional distress, or compensatory or punitive damages; (5) any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and (6) any claims to attorney fees, expenses, costs, disbursements, and the like.
     b. Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against HRB he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.
     c. Executive further agrees never to sue HRB or cause HRB to be sued regarding any matter within the scope of the above release. If Executive violates this release by suing HRB or causing HRB to be sued, Executive agrees to pay all costs and expenses of defending against the suit incurred by HRB, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.

     d. “Released Parties” for purposes of this Agreement are HRB, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     10. Breach by Executive. HRB’s obligations to Executive after the Effective Date are contingent on his obligations under this Agreement. Any material breach of this Agreement by Executive will result in the immediate cancellation of HRB’s obligations under this Agreement and of any benefits that have been granted to Executive by the terms of this Agreement except to the extent that such cancellation is prohibited by law or would result in the invalidation of the foregoing release.
     11. Executive Availability. Executive agrees to make himself reasonably available to HRB to respond to requests by HRB for information pertaining to or relating to the Company and/or its Affiliates, agents, officers, directors or employees. Executive will cooperate fully with HRB in connection with any and all existing or future litigation or investigations brought by or against HRB or any of its Affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which and to the extent HRB deems Executive’s cooperation necessary. HRB will reimburse Executive for reasonable out-of pocket expenses incurred as a result of such cooperation. Nothing herein shall prevent the Employee from communicating with or participating in any government investigation.
     12. Non-Disparagement. Executive agrees, subject to any obligations he may have under applicable law, that he will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of HRB or any of its Affiliates, agents, officers, directors, or employees. In the event such a communication is made to anyone, including but not limited to the media, public interest groups and publishing companies, it will be considered a material breach of the terms of this Agreement and Executive will be required to reimburse HRB for any and all compensation and benefits (other than those already vested) paid under the terms of this Agreement and all commitments to make additional payments to Executive will be null and void.
     13. Return of Company Property. Executive agrees that as of the Termination Date he will have returned to HRB any and all HRB property or equipment in his possession, including but not limited to, any computer, printer, fax, phone, credit card, badge, Blackberry, and telephone card assigned to him.
     14. Severability of Provisions. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
     15. Entire Agreement. This Agreement sets forth the entire agreement and understanding between the parties and may be changed only with the written consent of both parties and only if both parties make express reference to this Agreement. The parties have not relied on any oral statements that are not included in this Agreement. This Agreement supersedes all prior agreements and understandings concerning the subject matter of this Agreement. Any modifications to this Agreement must be in writing and signed by Executive and the Chief Executive Officer of HRB. Failure of HRB to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement will not be deemed a waiver of such terms, covenants, or conditions.
     16. Applicable Law. This Agreement shall be construed, interpreted, and applied in accordance with the law of the State of Missouri.
     17. Successors and Assigns. This Agreement and each of its provisions will be binding upon Executive and his executors, successors, and administrators, and will inure to the benefit of HRB and its successors and assigns. Executive may not assign or transfer to others the obligation to perform his duties hereunder.
     18. Specific Performance by Executive. The parties acknowledge that money damages alone will not adequately compensate HRB for Executive breach of any of the covenants and agreements herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by Executive, in addition to all other remedies available at law, in equity or otherwise, HRB will be entitled to injunctive relief compelling Executive’s specific performance of (or other compliance with) the terms hereof.
     19. Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     20. Supplemental Release. Executive agrees that within 21 days after the Termination Date, he will execute an additional release covering the period from the Effective Date to the Termination Date. Executive agrees that all HRB covenants that relate to its obligations beyond the last day of employment will be contingent on Executive’s execution of the supplemental release. The supplemental release will be in the form of Exhibit E to this Agreement.

EXECUTIVE
/s/ Marc West
Marc West

Dated: 1/22/08

Accepted and Agreed: H&R BLOCK, INC.
By:	/s/ Alan Bennett
Alan Bennett
Interim Chief Executive Officer

Dated: 1/28/08

EXHIBIT A
RESIGNATION

TO:	The Board of Directors of H&R Block, Inc.:
     Effective May 1, 2008, I hereby resign my position from the following companies as follows:
•	Group President, Burr Oak Technical Solutions, Inc., a Delaware corporation;

•	Director, H&R Block (India) Private Limited, an India corporation;

•	Group President, Commercial Markets, H&R Block Management, LLC, a Delaware limited liability company;

•	Group President, Commercial Markets, H&R Block, Inc., a Missouri corporation;

•	President, RedGear Technologies, Inc., a Missouri corporation;

•	Group President, ServiceWorks, Inc., a Delaware corporation; and

•	Group President, TaxWorks, Inc., a Delaware corporation.

Dated: 1/28/08	/s/ Marc West
Marc West

EXHIBIT B
STOCK OPTION SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

9/13/2004	$24.145	60,000	60,000	0

6/30/2005	$29.175	48,000	32,000	16,000

6/30/2006	$23.86	80,000	26,666	53,334

6/30/2007	$23.37	100,000	0	66,666

		288,000	118,666	136,000

EXHIBIT C
RESTRICTED SHARES SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

6/30/05	$0.00	1,334		1,334

EXHIBIT D
PERFORMANCE SHARES SUMMARY

Grant Date	Grant Price	Outstanding	Vested	Accelerated

6/30/2006	$0.00	9,000		*

*	The number of shares actually awarded will be determined at the end of the 3-year performance cycle (6/30/2009) based upon actual performance results.
Award will be prorated based upon the number of days worked by Executive during the three year performance cycle.

EXHIBIT E
SUPPLEMENTAL GENERAL RELEASE
This Supplemental General Release is delivered by Marc West (“Executive”) to and for the benefit of the Released Parties (as defined below). The Executive acknowledges that this Supplemental General Release is executed in accordance with Section 20 of the Separation Agreement and Release between the parties.
     1. General Release. Executive and his heirs, assigns, and agents forever release, waive, and discharge HRB and Released Parties as defined below from each and every claim, action, or right of any sort, known or unknown, arising on or before the Effective Date.
     a. The foregoing release includes, but is not limited to, (1) any claim of retaliation or discrimination on the basis of race, sex, pregnancy, religion, marital status, sexual orientation, national origin, handicap or disability, age, veteran status, special disabled veteran status, or citizenship status or any other category protected by law; (2) any other claim based on a statutory prohibition or requirement such as the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, the Missouri Human Rights Act, the Missouri Service Letter Statute, and the Civil Rights Ordinance of Kansas City, Missouri; (3) any claim arising out of or related to an express or implied employment contract, any other contract affecting terms and conditions of employment, or a covenant of good faith and fair dealing; (4) any tort claims such as wrongful discharge, detrimental reliance, defamation, emotional distress, or compensatory or punitive damages; (5) any personal gain with respect to any claim arising under the qui tam provisions of the False Claims Act, 31 U.S.C. 3730, and (6) any claims to attorney fees, expenses, costs, disbursements, and the like.
     b. Executive represents that he understands the foregoing release, that rights and claims under the Age Discrimination in Employment Act of 1967, as amended, are among the rights and claims against HRB he is releasing, and that he understands that he is not releasing any rights or claims arising after the Effective Date.
     c. Executive further agrees never to sue HRB or cause HRB to be sued regarding any matter within the scope of the above release. If Executive violates this release by suing HRB or causing HRB to be sued, Executive agrees to pay all costs and expenses of defending against the suit incurred by HRB, including reasonable attorneys’ fees except to the extent that paying such costs and expenses is prohibited by law or would result in the invalidation of the foregoing release.
     d. “Released Parties” for purposes of this Agreement are HRB, all current and former parents, subsidiaries, related companies, partnerships or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past, present, and future employees, officers, directors, stockholders,

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owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors.
     2. No Existing Suit. Executive represents and warrants that, as of the Effective Date of this Supplemental General Release, he has not filed or commenced any suit, claim, charge, complaint, or other legal proceeding of any kind against the Released Parties. The Executive acknowledges that this Supplemental General Release does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission.
     3. Knowing and Voluntary Waiver. By signing this Supplemental General Release (“Release”), Executive expressly acknowledges and agrees (a) HRB has advised him to consult with an attorney of his choosing; (b) he has had twenty-one (21) days to consider the waiver of his rights under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”) prior to signing this Agreement; (c) he has carefully read this Release and know what it means; (d) the consideration provided him under this Release is sufficient to support the releases provided by him under this Release; and (e) Executive shall have seven (7) days from the date he signs this Release to revoke his consent to the waiver of his rights under the ADEA in writing addressed and delivered to Alan Bennett, Interim Chief Executive Officer, which action shall revoke this Release. If Executive revokes this Release, he agrees that he will not be entitled to receive any of the payments or benefits under Section 2 of the Separation Agreement. If Executive does not revoke his consent, this Agreement will take effect on the day after the end of this revocation period (the “Effective Date”).

EXECUTIVE
/s/ Marc West
Marc West
DATE: 1/29/08

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